Exhibit 2.1

Purchase and Sale Agreement #1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (referred to herein as the “Agreement”) dated February 14, 2014, is between HENRY RESOURCES LLC, a Texas limited liability company (“Henry Resources”), HENRY PRODUCTION LLC, a Texas limited liability company (“Henry Production”), HENRY TAW PRODUCTION LP, a Texas limited partnership (“Henry TAW”), DAVLIN LP, a Texas limited partnership (“Davlin”), GOOD PROVIDENCE LP, a Texas limited partnership (“Good Providence”), WILLIAM R. FAIR, UTH INVESTMENTS LTD, a Texas limited partnership (“UTH Investments”), PALOMA OIL & RANCH LP, a Texas limited partnership (“Paloma Oil & Ranch”), CHINATI OIL & RANCH LP, a Texas limited partnership (“Chinati Oil & Ranch”), J. CRAIG CORBETT, BAMBANA RESOURCES LP, a Texas limited partnership (“Bambana Resources”), and FC PERMIAN PROPERTIES, INC., a Texas corporation (“FC Permian Properties”) (each, a “Seller,” and collectively, the “Sellers”), and DIAMONDBACK E&P LLC, a Delaware limited liability company (“Diamondback E&P” or “Buyer”). Individually, a Seller or the Buyer may be referred to as a “Party” and collectively as the “Parties.”

RECITALS:

Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers the Properties (as defined herein) on the terms and conditions set forth in this Agreement.

Sellers and Buyer, for and in consideration of the mutual promises and covenants under this Agreement, the benefits to be derived by each party, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE 1

DEFINED TERMS AND REFERENCES

1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Adjusted Purchase Price” means the Purchase Price identified in Section 3.1(a), plus any upward adjustments identified in Section 7.5, minus any downward adjustments identified in Section 7.5.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

“Assignment” means the Assignment of Interest in Oil and Gas Lease and Bill of Sale attached hereto as Exhibit C.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the State of Texas are authorized or required to be closed for business.

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“Buyer” has the meaning assigned to it in the preamble to this Agreement.

“Closing” has the meaning assigned to it in Section 7.1.

“Closing Date” has the meaning assigned to it in Section 7.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Defensible Title” has the meaning assigned to it in Section 4.1.

“Effective Time” means 12:01 a.m., local time at the location of the Properties, on January 1, 2014.

“Environmental Laws” means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. (the “Clean Air Act”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date hereof, and all similar Laws as of the date hereof of any Governmental Entity having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing, including without limitation regulations of the Railroad Commission of Texas, excluding, however, all Laws relating to spacing, density, setbacks, specifications or grades for equipment or materials, well integrity or construction, and the protection of correlative rights in Hydrocarbons.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (i) in the instance of a corporation, the articles of incorporation and bylaws of such corporation, (ii) in the instance of a partnership, the partnership agreement, and (iii) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau or instrumentality.

“Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.

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“Knowledge” of Sellers (or similar references to Sellers’ knowledge) means, when used in the context of Sellers’ knowledge of a specified matter or subject, the actual knowledge of the Sellers’ officers, principals, or managers, to the extent a given Seller is an entity, and the actual knowledge of the Seller, to the extent a given Seller is a natural person.

“Knowledge” of Buyer (or similar references to Buyer’s knowledge) mean, when used in the context of Buyer’s knowledge of a specified matter or subject, the actual knowledge of Buyer’s officers, principals or managers.

“Lands” has the meaning assigned to it in Section 2.2(a).

“Lease” has the meaning assigned to it in Section 2.2(a).

“Lessors’ Consent” means the consent of Linda J. Cowden as a representative of the Lessors, or their successors and assigns under the Lease, to the assignment by Sellers of the Properties to Buyer (or its Affiliates).

“Lien” means any claim, lien, mortgage, deed of trust, security interest, pledge, assessment, adverse claim, levy, charge, option, or encumbrance of any kind.

“Operator” means Henry Resources LLC.

“Permitted Encumbrances” has the meaning assigned to it in Section 4.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.

“Post-Closing Date” has the meaning assigned to it in Section 7.6.

“Preliminary Purchase Price Adjustments” has the meaning assigned to it in Section 7.5.

“Proceeding” means all proceedings, actions, claims, suits, audits, assessments, investigations, and inquiries now in progress, pending, proposed or threatened by or before any arbitrator or Governmental Entity.

“Property” or “Properties” has the meaning assigned to it in Section 2.2.

“Purchase Price” has the meaning assigned to it in Section 3.1(a).

“Reasonable Best Efforts” means the use of such prompt and reasonable efforts as a prudent person desirous of achieving a result would use under similar circumstances; provided, that a party exercising its Reasonable Best Efforts hereunder shall only be required to expend such time and resources as are commercially reasonable in the applicable circumstances.

“Records” has the meaning assigned to it in Section 6.9.

“Required Financial Statements” has the meaning assigned to it in Section 6.12(a).

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“Sellers” has the meaning assigned to it in the preamble to this Agreement.

“Taxes” has the meaning assigned to it in Section 7.5(c)(ii).

“Title Defect” has the meaning assigned to it in Section 4.2.

“Wells” has the meaning assigned to it in Section 2.2(a).

1.2 References and Construction. In this Agreement: (i) all references in this Agreement to articles, sections and other subdivisions refer to corresponding articles, sections and other subdivisions of this Agreement unless expressly provided otherwise; (ii) titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions; (iii) the words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; (iv) words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires; (v) pronouns in masculine, feminine and neuter genders shall be construed to include any other gender; (vi) unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement; (vii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (vii) the word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions; (ix) no consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement; and (x) all references herein to “$” or “dollars” shall refer to U.S. Dollars.

1.3 Exhibits and Schedules. The exhibits and schedules attached hereto are incorporated herein by reference for all purposes and references to this Agreement shall also include such exhibits or schedules, unless the context in which used shall otherwise require.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, other than Henry Resources, each Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from each Seller, the undivided interest in and to the Properties in the amounts more particularly set forth on Exhibit B with respect to such Seller, whether such interests are real or personal, recorded or unrecorded, or tangible or intangible. While a Party to this Agreement, the Parties understand and agree that Henry Resources is not conveying any interest in the Properties pursuant to this Agreement.

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2.2 Properties Defined. The Properties are described as follows and on Exhibit A (collectively, hereafter called the “Property” or “Properties”):

(a) Lease, Lands and Wells. The (i) Oil and Gas Lease (the “Lease”), the Lands (the “Lands”) and the Wells (the “Wells”, together with the Lease and the Lands, the “Subject Properties”) described on Exhibit A; and (ii) the units, pooled acreage, spacing or proration units or other allocation of acreage applicable to the Subject Properties established by or in accordance with the applicable state, federal or local law;

(b) Production. Hydrocarbons produced from or allocable to the Subject Properties for periods on or after the Effective Time and the proceeds therefrom;

(c) Equipment. All tank batteries, structures, pipe lines, fixtures, equipment, spare parts, tools, pipelines, buildings, personal property, and improvements located on or appurtenant to the Subject Properties, or any unit of which the Subject Properties are a part, and used in connection with the operation of the Subject Properties, or any unit of which the Subject Properties are a part, or the gathering, treating, compression, transportation and processing of production from the Subject Properties, or any unit of which the Subject Properties is a part, whether or not operating or abandoned;

(d) Easements, Contracts, Land Files and Records. All (i) appurtenances, surface leases, easements, permits, licenses, servitudes and rights-of-way; (ii) leases, farmout agreements, unitization agreements, pooling agreements, salt water disposal agreements, oil, gas and condensate purchase and sale agreements, processing, treating, fractionating, compression and transportation agreements, water rights agreements, farm-out, farm-in, dry hole, bottom hole, acreage contribution, surface use agreements, unit declarations, division orders, transfer orders, joint interest billings, accounting, production payment/payout records, operating agreements and any other applicable agreements and instruments, including to the extent assignable all applicable production sales agreements, and (iii) Records, INSOFAR AND ONLY INSOFAR as the same cover and affect any portion of the Subject Properties, or any unit of which the Subject Properties are a part; and

(e) G&G. All raw geophysical data, geological data, engineering data and other technical data relating to the Subject Properties, except to the extent that any such data is nontransferable or is transferable with the payment of a fee or other consideration (unless Buyer has agreed in writing to pay such fee or other consideration).

2.3 Effective Time. The transfer of the Properties shall occur at Closing but shall be effective as of the Effective Time.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price.

(a) Amount. The Purchase Price of the Properties shall be FORTY SIX MILLION FOUR HUNDRED FORTY NINE THOUSAND SIX HUNDRED FOUR AND 50/100 DOLLARS ($46,449,604.50) (the “Purchase Price”). At the Closing, the portion of the Purchase Price to be paid to each Seller for its interests in the Properties is described on Schedule 3.1.

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(b) Payments. All amounts required under this Article 3 to be paid by Buyer to Sellers shall be made by wire transfer of immediately available funds to an account(s) designated by Sellers, which designation shall be made on or before the date said payment is due. These amounts are subject to further adjustment after the Closing as expressly provided in this Agreement.

(c) Adjusted Purchase Price. At Closing, Buyer shall pay to Sellers the Adjusted Purchase Price.

(d) Like-Kind Exchange. Sellers shall have the right to utilize their rights under this Agreement as part of a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable state and local tax Laws. In connection with such an exchange, all or part of the rights of Sellers to receive the payments under Section 3.1 may be assigned to a qualified intermediary, escrow agent, trustee, or other exchange accommodation party, provided that such assignment shall not relieve Sellers of their obligations to Buyer hereunder. Buyer shall provide reasonable cooperation to Sellers in effecting such an exchange, including, without limitation, the execution of escrow instructions and other instruments and the deposit of amounts payable by Buyer to Sellers under Section 3.1 with such a qualified intermediary, escrow agent, trustee, or other exchange accommodation party, provided that: (a) the acquisition and exchange of any exchange property shall not impose upon Buyer any financial obligation in addition to those set out in this Agreement; (b) Buyer shall have no obligation to become a holder of record title to any exchange property; (c) Sellers shall indemnify and hold Buyer harmless from any and all costs and expenses which Buyer incurs or to which Buyer may be exposed as a result of Buyer’s participation in the contemplated exchange, specifically including but not limited to any and all taxes, penalties, interest and fees imposed on Buyer as a result thereof and all reasonable attorneys’ fees and costs of defense; (d) the consummation of the transactions contemplated in this Agreement shall not be delayed or affected by reason of such exchange nor shall the consummation or accomplishment of such exchange be a condition precedent or condition subsequent to Sellers’ obligations under this Agreement; (e) Buyer shall not, by this Agreement or acquiescence to such exchange, have its rights under this Agreement affected or diminished in any manner; and (f) Buyer shall not, by this Agreement or acquiescence to such exchange, be responsible for compliance with or deemed to have warranted to Sellers that such exchange in fact complies with Section 1031 of the Code or any state or local tax Law. If any exchange contemplated by Sellers should fail to occur, for whatever reason, the transactions contemplated in this Agreement shall nonetheless be consummated as provided herein.

ARTICLE 4

TITLE & ENVIRONMENTAL

4.1 Sellers’ Title to Properties. The term “Defensible Title” as used herein shall mean in the case of the interests listed on Exhibit B, such right, title and interest of Sellers that, except for Permitted Encumbrances:

(i) entitles Sellers to receive, without reduction, suspension, or termination throughout the productive life of the Properties, not less than the interest set forth in Exhibit B as the net revenue interest with respect to all of the Hydrocarbons saved and marketed from the Properties;

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(ii) obligates Sellers to pay costs and expenses relating to the operations on and the maintenance and development of the Properties an amount not greater than the interest set forth in Exhibit B as the working interest, without increase throughout the productive life of the Properties; and

(iii) is free and clear of any Liens, futures, hedges, swaps, collars, puts, calls, floors, caps, options, or other obligations existing of law or in contract, whether of record or not.

4.2 Title Defect. The term “Title Defect” as used herein shall mean any encumbrance, encroachment, irregularity, defect in, or objection with respect to Sellers’ title to the Properties (except Permitted Encumbrances) that alone or in combination with other defects renders Sellers’ title to the Properties less than Defensible Title, as defined in Section 4.1.

4.3 Permitted Encumbrances. “Permitted Encumbrances” shall mean: (i) immaterial defects in title that are of the nature customarily accepted by prudent purchasers of oil and gas properties, that do not adversely impair the use, operation or value of any portion of the Properties and that do not reduce any Seller’s net revenue interest set forth on Exhibit B or increase any Seller’s working interest above that amount set forth on Exhibit B; (ii) Liens for labor, services, materials or supplies furnished to the Properties which are not delinquent and which will be paid or discharged in the ordinary course of business; (iii) Liens for taxes or assessments not yet due and not delinquent; (iv) Lessor’s royalties, overriding royalties, division orders and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest from that set forth on Exhibit A or increase any Seller’s working interest above that amount set forth on Exhibit B; (v) unitization and pooling declarations and agreements and any operating agreements, insofar as such contracts and agreements do not operate to increase the working interest or decrease the net revenue interest of any Seller from that stipulated on Exhibit B attached hereto; (vi) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which, prior to Closing, (A) waivers or consents are obtained from the appropriate parties as further described in Section 7.3(e), or (B) the appropriate time period for asserting such rights has expired without an exercise of such rights; (vii) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance; (viii) rights reserved to or vested in any Governmental Entity to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of any Governmental Entity; (ix) such Title Defects as Buyer shall have waived; and (x) Liens released at Closing.

4.4 Notice of Title Defects & Environmental Defects. Buyer shall give Sellers notice of any Title Defects and/or Environmental Defects affecting such Properties no later than 5:00 PM Central time on February 21, 2014. The notice shall:

(a) be in writing;

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(b) describe in sufficient detail the nature of any Title Defect or Environmental Defect and include appropriate evidence to substantiate the Title Defect or Environmental Defect;

(c) set forth Buyer’s good faith estimate of the dollar value of the Title Defect or Environmental Defect; and

(d) describe the steps and actions (in reasonable detail) which are necessary in Buyer’s opinion for the curing of identified Title Defects or Environmental Defects.

Any matters that may otherwise constitute Title Defects or Environmental Defects, but of which Sellers have not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer; provided, however, the Parties acknowledge and agree that Buyer does not waive its remedies with respect to any breaches of the representations and warranties in Section 5.1(a), (b) and (t).

4.5 Remedies for Title Defects & Environmental Defects.

(a) Sellers shall have until the Closing (after receipt of Buyer’s notification as to a specific Title Defect or Environmental Defect) to provide Buyer written evidence that a Title Defect or Environmental Defect has been either cured or removed to the Buyer’s satisfaction. Should Sellers fail or be unable to provide such evidence concerning any Title Defect or Environmental Defect on or before the Closing, then:

(i) Buyer may at its option, elect to waive such Title Defect or Environmental Defect, proceed to Closing and accept the Property subject to the Title Defect or Environmental Defect with no Purchase Price adjustment;

(ii) Sellers may accept a reduction in the Purchase Price attributable to any Title Defects or Environmental Defects which remain outstanding as of Closing, and convey the Properties to Buyer for the Purchase Price, after taking into account any adjustments to the Purchase Price which are attributable to such outstanding Title Defects or Environmental Defects; or

(iii) Sellers may elect to attempt to cure such Title Defects or Environmental Defects to the reasonable satisfaction of the Buyer after Closing but prior to the Post-Closing Date, in which case the Buyer shall proceed to Closing without any waiver of the Title Defects or Environmental Defects, and Sellers will have until the Post-Closing Date to provide evidence of cure or remediation of any such Title Defect or Environmental Defect. If Sellers are unable to cure a Title Defect or Environmental Defect under this Section 4.5(a), Buyer shall be entitled to an adjustment to the Purchase Price on the Post-Closing Date, with said adjustment to be determined by the Buyer in good faith and in an amount not to exceed the total amount of the Title Defects and Environmental Defects identified by Buyer.

(b) Notwithstanding anything in this Section 4.5 to the contrary, an individual claim for a Title Defect or Environmental Defect shall only generate an adjustment to the Purchase Price if the amount of such Title Defect or Environmental Defect exceeds SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($75,000.00), and then only to the extent such Title Defect or Environmental Defect exceeds SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($75,000.00).

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(c) With respect to a Title Defect for which an adjustment to the Purchase Price has been made in accordance with the terms of this Agreement, Sellers agree to cooperate with Buyer after the Closing in endeavoring to cure any such Title Defects, but Sellers shall have no obligation to pay money or undertake any legal obligation in this regard. Buyer shall bear the cost of examining the title data, if any, furnished by Sellers as curative hereunder or obtained by Buyer.

4.6 Environmental Assessment & Environmental Defects.

(a) From and after the date of this Agreement, Buyer shall have the right to conduct, or cause a reputable environmental consulting or engineering firm (the “Environmental Consultant”), to conduct, an environmental review of the Properties (the “Environmental Review”), which may include a Phase I environmental property assessment (the “Phase I Assessment”). Buyer shall not be entitled to conduct any sampling, boring, operation of equipment, or other invasive activity without the prior written consent of Sellers and any applicable third Person operator.

(b) As used in this Agreement, the term “Environmental Defect” means any condition, matter, obligation, circumstance (in each case, whether or not disclosed to Buyer prior to the date of this Agreement) with respect to the Properties that (i) constitutes, or arises from, or relates to, a violation of Environmental Law, or (ii) represents environmental pollution, contamination, degradation, damage or injury caused by or related to any Property for which remedial or corrective action is presently required (or if known, would be required) under Environmental Laws or the terms of any applicable Lease.

4.7 Termination Amount. Notwithstanding anything to the contrary herein, if the aggregate amount of adjustments to the Purchase Price for Title Defects and Environmental Defects reaches an amount equal to or greater than three percent (3%) of the Purchase Price, Sellers or Buyer shall have the option to terminate this Agreement without any liability to the other Parties hereto, upon written notice to the other Parties at or prior to the Closing. For purposes of determining Sellers’ or Buyer’s right to terminate this Agreement pursuant to this Article, the amount of adjustments to the Purchase Price for Title Defects or Environmental Defects shall be the sum of the amounts set forth in Buyer’s notice of Title Defects and Environmental Defects unless Buyer and Sellers agree in writing to a lesser amount. If Sellers or Buyer exercise their respective option to terminate this Agreement pursuant to this provision, this Agreement shall become void and have no effect, and neither Party shall have any further right or duty to or claim against the other Party under this Agreement, except as expressly provided to the contrary in this Agreement.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Seller’s Representations and Warranties. With regard to its interest in the Properties, each Seller individually represents and warrants to Buyer as follows (with the representation and warranties set forth in Section 5.1(e)-(h), Section 5.1(j)-(p) and Section 5.1(r)-(w), to the extent not already qualified by Seller’s actual Knowledge, subject to the Knowledge of Seller):

(a) Seller’s Title and Descriptions. Seller has Defensible Title to its interest in the Properties. Exhibit A sets forth a true, complete and legally sufficient description of the Properties and Seller warrants title to its right, title and interest in the Properties in the amounts set forth on Exhibit B by, through and under Seller, but not otherwise.

(b) Defense of Title. Seller will be responsible for all claims against Seller’s title arising by, through and under Seller with respect to the period of Seller’s ownership prior to the Effective Time, whether asserted before or after the Effective Time and will defend and indemnify Buyer from any and all claims against Seller’s title arising by, through, and under Seller with respect to the period of Seller’s ownership prior to the Effective Time.

(c) Organization, Standing and Power. To the extent a Seller is a limited liability company or a limited partnership, such entity has been duly formed and is validly existing under the laws of the State of Texas and has all requisite powers and authority to own, lease, sell and convey the Properties and to carry on its respective businesses as it is now being conducted.

(d) Authority, Enforceability and No Violation. The execution and delivery by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, unless such enforceability is otherwise limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally or (ii) equitable principles which may limit the availability of certain equitable remedies in certain instances. Neither the execution and delivery and performance by Seller of this Agreement nor the consummation of the transactions contemplated hereby nor the compliance by Seller with any of the provisions hereof will (i) violate (x) any Applicable Law binding upon Seller or the Properties or (y) Seller’s Governing Documents, (ii) result in a breach of or constitute a default under any agreement or instrument to which Seller is a party or by which Seller or its respective properties, other than the Properties, may be currently bound or affected, or (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Seller under any indenture, bank loan, credit agreement or other agreement or instrument; and Seller was not (as of the Effective Time) and is not in default under any such order, writ, judgment, decree, determination, indenture, agreement, or instrument.

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(e) Liens. Any Liens securing unpaid indebtedness, including taxes, futures, hedges, swaps, collars, puts, calls, floors, caps, options, or other obligations existing of law or in contract, whether or not of record, will be released and/or extinguished prior to Closing.

(f) Consents. Except for Lessors’ Consent and as set forth on Schedule 5.1(f), no consent, approval, authorization or permit of, or filing with any person or Governmental Entity is required for or in connection with the closing of the transaction contemplated in this Agreement by Seller. There are no preferential rights with respect to, or encumbering, any of the Properties.

(g) Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(h) Compliance with Law. Seller has not received a written notice of, nor to Seller’s Knowledge is there a basis for a third party (exclusive of Buyer or any affiliate thereof) to reasonably assert, that Seller has committed a material violation of any statute, law, ordinance, regulation, permit, rule or order of any Governmental Entity, or any judgment, decree or order of any court, applicable to the Properties or operations on the Properties, which remains uncured.

(i) No Alienation. Seller has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Properties other than (i) production sold in the ordinary course of Seller’s business and (ii) equipment which was worthless, obsolete or replaced by equipment of equal suitability and value.

(j) Property Expenses. Seller has paid timely its share of all costs and expenses attributable to the Properties for the period of time prior to the Effective Time and with respect to which it has received an applicable invoice, except such costs and expenses as are being disputed in good faith by Seller in a timely manner and for which Seller shall retain responsibility.

(k) Records. Except as to those documents referenced on Schedule 5.1(p) attached hereto, Seller makes no representations regarding the accuracy of any of the Records; provided, however, Seller does represent that (i) Seller maintained all of the files, or copies thereof, that Seller has used in the ordinary course of owning the Properties, (ii) Seller has not intentionally withheld from Buyer any material information from its files or (iii) Seller has not intentionally misrepresented to Buyer any material information in the Records. Except as set forth in this Section 5.1, no representation or warranty of any kind is made by Seller as to the information or with respect to the Properties to which the information relates and Buyer expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment. The representations contained in this paragraph shall apply only to matters of fact, and shall not apply to any information, data, printouts, extrapolations, projections, documentation, maps, graphs, charts, or tables which reflect, depict, present, portray, or represent, or which are based upon or derived from, in whole or in part, interpretation of the information including matters of geological, geophysical, engineering, or scientific interpretation.

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(l) Litigation. There are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller or affecting the Properties. There is no Proceeding pending, or, to Seller’s Knowledge, threatened against Seller which could affect Seller’s ability to consummate the transaction contemplated by this Agreement.

(m) Information True. No written information, statement or certificate with respect to the Properties furnished by Seller or any affiliate, representative, employee or consultant of any Seller pursuant hereto or in connection with the transactions contemplated hereby when taken as a whole with all other information provided to Buyer, intentionally contains any untrue statement of a material fact or intentionally omits a material fact necessary to make the statements contained therein under the circumstances in which they are made not misleading.

(n) No Partnerships. No Properties are subject to (i) any common law partnership under relevant state law and no Properties were or are subject to any joint venture or association, other than Permitted Encumbrances, and (ii) any arrangement which is, or is treated as, a partnership for federal income tax purposes has made a timely and valid election out of Subchapter K of the Code. None of the Properties otherwise constitute an interest in either a partnership, a publicly traded partnership or an association taxable as a corporation for purposes of the Internal Revenue Code of 1986, as amended.

(o) Prepayments; Hedges; Calls. As of the time of Closing, none of the Properties will be bound by any (i) obligations for the delivery of Hydrocarbons attributable to any of the Properties on account of prepayment, advance payment, take-or-pay, or similar obligations arranged by Sellers without then or thereafter being entitled to receive full value therefore; (ii) futures, hedges, swaps, collars, puts, calls, floors, caps, options, or other contracts arranged by Sellers that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies, or securities; and (iii) call upon, option to purchase, or similar right arranged by Seller to purchase any portion of the Hydrocarbons from the Properties

(p) Contracts and Agreements. Schedule 5.1(p) attached hereto reflects all of the contracts and agreements by which Sellers are bound or which otherwise affect the Properties (the “Contracts”). Sellers are not, nor to any Seller’s Knowledge is any third party, in default in any material respect under any Contract (including the Lease) and, all of the Contracts (including the Lease) are in full force and effect and the continuous drilling obligations under the Lease have been satisfied to date and will be satisfied through the Closing Date.

(q) Taxes. Seller has paid all Property Taxes and state franchise taxes that are due and payable with respect to the Properties, except those being contested in good faith. “Property Taxes” means all real property, personal property, ad valorem, severance, production and similar taxes. There are no tax liabilities of Seller that could result in liability to Buyer as a transferee or successor or otherwise attach to the Properties.

(r) Royalties. To Seller’s Knowledge, all rentals, bonuses, royalties (including shut-in royalties) and other payments due with respect to the Properties that have become due and payable have been duly paid.

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(s) Capital Commitments. There are no outstanding AFEs or other capital commitments that are binding on the Properties, except those listed on Schedule 5.1(s).

(t) Environmental Laws. To Seller’s Knowledge, neither Sellers nor Operator have not entered into, and are not subject to, any pending consent order, consent decree, compliance order or administrative order pursuant to any Environmental Laws that relate to the future use of any of the Properties and that require any remediation or other change in the present condition of any of the Properties. To Seller’s Knowledge, Operator possesses all permits presently required under Environmental Laws for the operation of each Property as presently conducted, and Seller is in material compliance with such permits.

(u) Bankruptcy. Seller is not insolvent and there are no bankruptcy, reorganization or receivership proceedings pending or, to Seller’s Knowledge, threatened against any Seller.

(v) Non-Consent Operations. No operations are being conducted with respect to any Properties as to which Seller has elected to be a non-consenting party under the applicable operating agreement and which could result in Seller’s interest in any Property becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

(w) AMI. To Seller’s Knowledge, there are no area of mutual interest agreements to which the Sellers are subject with respect to the Properties.

5.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers as follows:

(a) Organization, Standing and Power. Buyer is a limited liability company duly organized, and validly existing under the laws of the State of Delaware and has all requisite powers and authority to own, lease and operate the Properties and to carry on its business as is now being conducted in the jurisdictions where the nature of its properties or business so requires such qualification.

(b) Authority and Enforceability. The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, have been duly and validly authorized by all necessary member action on the part of Buyer. This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms unless such enforceability is otherwise limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally or (ii) equitable principles which may limit the availability of certain equitable remedies in certain instances. Neither the execution and delivery and performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby nor the compliance by Buyer with any of the provisions hereof will (i) violate (x) any Applicable Law binding upon Buyer or (y) its properties or Buyer’s Governing Documents, (ii) result in a breach of or constitute a default under any agreement or instrument to which Buyer is a party or by which Buyer or its respective properties may be currently bound or affected, or (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Buyer under any indenture, bank loan, credit agreement or other agreement or instrument.

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(c) Except for Lessors’ Consent, no consent, approval, authorization or permit of, or filing with any person or Governmental Entity is required for or in connection with the execution, delivery and performance of this Agreement by Buyer.

(d) Except for the representations and warranties set forth in Section 5.1, Buyer has not relied upon any other representations, warranties or materials provided to Buyer by Sellers or Sellers’ agents or other representatives in evaluating the Properties, but rather has also relied upon its individual evaluation and due diligence. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties and has the ability to evaluate (and, in fact, has evaluated) the Properties for purchase; provided, however, that this Section 5.2(d) shall not in any way limit Buyer’s rights under Section 4.4 and Section 4.5.

(e) Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

(f) There is no Proceeding pending, or, to Buyer’s Knowledge, threatened against Buyer which could affect Buyer’s ability to consummate the transaction contemplated by this Agreement.

(g) Subject to Section 6.11, Buyer has, and at the Closing will have, sufficient cash and other sources of immediately available funds, as are necessary in order to pay the Adjusted Purchase Price to Sellers at the Closing and otherwise consummate the transactions contemplated hereby.

ARTICLE 6

COVENANTS

6.1 Covered Area. This Agreement is limited to the Properties.

6.2 New Agreements and Sales. Until the Closing or termination of this Agreement, Sellers will not, without the prior written consent of Buyer (which consent may be withheld in Buyer’s sole and absolute discretion): (a) enter into any new agreements or commitments with respect to the Properties which extend beyond the Effective Time, or materially amend, modify, or terminate, or waive any material provision under, any Contract; (b) waive, release, assign, settle or compromise any claim, action or Proceeding relating to the Properties; (c) release or abandon all or any portion of the Lands or modify or terminate, or waive any material provision under, any Contracts or convey, transfer, sell, hypothecate, encumber or otherwise dispose of any part of the Property, other than personal property and equipment and then only if it is replaced with personal property and equipment of equivalent quality and value, or enter into any farmout, farmin, or other similar contract affecting the Properties; (d) grant any preferential rights or similar rights with respect to the Properties; (e) incur any indebtedness secured by any of the Properties; or (f) authorize or agree, in writing or otherwise, or commit to take any of the actions prohibited by this Section 6.2.

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6.3 Maintenance of Sellers’ Business. Until the Closing or termination of this Agreement, Sellers shall carry on the business of Sellers with respect to the Properties in substantially the same manner as Sellers have heretofore conducted such business.

6.4 Notification of Breach. Until the Closing or termination of this Agreement, Sellers shall promptly notify Buyer (i) of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by Sellers in Section 5.1 to be untrue or inaccurate at or prior to the Closing or (ii) if Sellers fails to perform or comply with any covenant or agreement contained in this Agreement to be performed or complied by Sellers hereunder prior to Closing. Until the Closing, Buyer shall promptly notify Sellers (i) of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by Buyer in Section 5.2 to be untrue or inaccurate at or prior to the Closing or (ii) if Buyer fails to perform or comply with any covenant or agreement contained in this Agreement to be performed or complied by Buyer hereunder prior to Closing.

6.5 Notice of Litigation. Until the Closing or termination of this Agreement, (i) Buyer, upon learning of the same, shall promptly notify Sellers of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby and (ii) Sellers, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Sellers which affects this Agreement or the transactions contemplated hereby.

6.6 Reasonable Best Efforts; Offer to Third Parties.

(a) Each Party hereto agrees that it will not voluntarily undertake any course of action materially inconsistent with the provisions of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, under Applicable Law to consummate the transactions contemplated by this Agreement, according to the terms hereof including (i) to cooperate in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) to obtain any such consents, approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations (provided that Sellers shall be solely responsible for preparing and sending notices to the holders of any required consents to assignment and notices to the holders of any applicable preferential rights to purchase or similar rights in compliance with the terms of such rights and requesting waivers of such rights); (iii) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; (iv) to defend, and cooperate in defending, all Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) to execute any additional instruments as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

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(b) Promptly after the execution of this Agreement, Operator, on behalf of Sellers, shall deliver offer letters to all parties (other than the Sellers) owning interests in the Properties whereby Buyer shall offer to acquire such interests of such parties on the same terms and provisions as are set forth in this Agreement. The form of said offer letter shall be substantially similar to that attached hereto at Schedule 6.6.

6.7 Fees and Expenses. All fee and expenses incurred in connection with this Agreement by Sellers will be borne by and paid by Sellers. All fees and expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer. The reasonable fees for Weaver LLP’s preparation of the Required Financial Statements will be reimbursed to Henry Resources by the Buyer upon the later to occur of (i) delivery of the Required Financial Statements to Buyer, (ii) a successful Closing of the transactions contemplated hereby and (iii) Weaver LLP’s written consent to file the Required Financial Statements with the Securities and Exchange Commission (the “SEC”) and incorporate the Required Financial Statements in Buyer’s or its Affiliates’ registration statements or reports filed with the SEC.

6.8 Access to Files. From the date hereof until Closing, Sellers will give Buyer, and its attorneys and other representatives, access at all reasonable times to the Properties and to any contract files, lease or other title files, production files, well files and other files of Sellers within Sellers’ reasonable possession pertaining to Sellers’ ownership or operation of the Properties for purposes of conducting due diligence to determine the existence of any Title Defects, and Sellers will use their Reasonable Best Efforts to arrange for Buyer, and its attorneys and other representatives, to have access to any such files in the office of Henry Resources. Sellers shall not be obligated to provide Buyer with access to any records or data which Sellers cannot provide to Buyer without, in Sellers’ reasonable opinion, breaching any bona fide third party confidentiality agreements to which Sellers are a party; provided, that Sellers must notify Buyer of any such confidentiality agreement and, if requested by Buyer, will use their Reasonable Best Efforts to obtain a waiver from the counterparty to such confidentiality agreement for the purpose of providing Buyer with access to the records or data covered by such confidentiality agreement. All information obtained by Buyer shall be maintained in strict confidence, for use solely in connection with its evaluation of the Properties, and shall not be disclosed to any other party without Sellers’ prior written consent.

6.9 Delivery of Records. If the transaction hereunder closes, copies of all books, records and files in the possession of Operator pertaining to the Properties, including land files; production, facility and well records and data; title documents and warranties; title opinions and title reports; abstracts; title curative documents; division order files; assignments; contract files; correspondence; tax records; operations, environmental, production and accounting records (but excluding Federal and state income tax returns and except for data prohibited by third party confidentiality agreements); and all other records, maps, surveys, logs, information and data pertaining to the Properties (the “Records”), shall be made available for delivery to Buyer, at Buyer’s cost, at the offices of Henry Resources within fifteen (15) Business Days after the Closing. Sellers shall have the right to retain originals of the Records and to retain canceled checks and general ledger, purchasing and other general accounting records of Sellers. Buyer’s reliance on same shall be at Buyer’s sole risk.

6.10 Certain Expenses. Notwithstanding anything to the contrary contained herein, Sellers shall be responsible for and agree to pay when due all of those costs and expenses identified on Schedule 6.10 which are attributable to repairs to the Kimberly 8 tank battery.

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6.11 Buyer Financing. Buyer shall use commercially reasonable efforts to obtain financing for the purchase of the Properties on terms and conditions in the aggregate reasonably satisfactory to Buyer (the “Buyer Financing”). Upon request of Buyer, each Seller shall provide reasonable cooperation and assistance to Buyer in connection with the arrangement of the Buyer Financing; provided that such requested cooperation and assistance does not unreasonably interfere with the ongoing business of such Seller.

6.12 Financial Statements; Other Information.

(a) As pertaining to the interests in the Properties sold by the Sellers under this Agreement, within forty-five (45) days after the Closing, Operator shall deliver to Buyer the audited financial statements of the Properties, including the statement of assets, liabilities and net investment as of December 31, 2013, and statement of revenues and expenses, net investment and cash flows for the year then ended and all related footnotes, together with the report of Weaver LLP, independent public accountants (collectively, the “Required Financial Statements”), in each case of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and of the type and form customarily included in statements and reports filed under the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”). Operator covenants that (a) the Required Financial Statements will be (i) prepared in accordance with generally accepted accounting principles and fairly present the financial position and results of operations of the Properties at the respective dates thereof and for the periods indicated and (ii) prepared from the books and records of the Operator, (b) the audit shall have been conducted in accordance with the standards of the PCAOB and (c) the Operator will make available to Weaver LLP such personnel, books, records, work papers and other information as may be reasonably necessary to prepare the Required Financial Statements within the time frame specified in this Section 6.12(a).

(b) As pertaining to the interests in the Properties sold by the Sellers under this Agreement, to the extent requested by Buyer, Operator shall provide, or cause to be provided, to Buyer as promptly as commercially reasonably practicable any additional financial statements required by the rules and regulations of the SEC, reserve reports, schedules or information (including without limitation, accountants’ consent letters, comfort letters, and access to the work papers of Weaver LLP related to the Required Financial Statements, but subject to such firm’s policies and procedures relating to such work papers) relating to the Properties that are required to be included in any statements and reports to be filed by Buyer under the Securities Act or the Exchange Act, and any additional financial or operating data relating to any of the financial statements, reserve reports, schedules or information referred to in this Section 6.12(b) or relating to any of the Properties.

ARTICLE 7

CLOSING

7.1 Date and Place of Closing. The purchase by Buyer and the sale by Sellers of the Properties as contemplated by this Agreement (the “Closing”) shall be held February 28, 2014 (the “Closing Date”), at the offices of Henry Resources LLC in Midland, Texas. The Parties may mutually agree in writing on a different date and place for the Closing. If the parties agree on a different date for the Closing, the actual date of the Closing shall be the Closing Date.

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7.2 Conditions of Closing by Sellers. The obligation of Sellers to close is subject to the satisfaction of the following conditions:

(a) All representations and warranties of Buyer contained in this Agreement shall be true, correct in all material respects as of the date hereof and the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), and Buyer shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Buyer.

(b) No Proceeding (excluding any Proceeding initiated by Sellers or any of its affiliates) shall be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with the transaction contemplated hereby.

(c) Sellers shall have received all agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer or any other party to Sellers prior to or in connection with the Closing.

(d) If Sellers have the right to terminate this Agreement under Section 4.7, Sellers shall have waived such right.

(e) To the extent that all or a portion of the Purchase Price is paid in cash, such payment shall be received by Sellers no later than 5:00 PM Central on February 28, 2014.

(f) Closing shall have occurred on or before February 28, 2014.

7.3 Conditions of Closing by Buyer. The obligation of Buyer to close is subject to the satisfaction of the following conditions:

(a) Except for the representation and warranty set forth in Section 5.1(f), which representation and warranty shall only be required to be true and correct as of the Closing Date, all representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the date hereof and the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), and Sellers shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Sellers.

(b) No Proceeding (excluding any Proceeding initiated by Buyer or any of its affiliates) shall be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with the transaction contemplated hereby.

(c) No material adverse change in the condition of the Properties shall have occurred subsequent to the Effective Time, except for depletion of oil and gas in place through normal production within authorized allowables, ordinary changes in rates of production, and depreciation of equipment through ordinary wear and tear.

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(d) Sellers shall deliver, or cause to be delivered, to Buyer (i) the Lessors’ Consent, (ii) any other permits, authorizations, regulatory approvals, lessor and third party or governmental consents required to be obtained by Sellers in order for it to convey and assign the Properties to Buyer and (iii) evidence that all Liens affecting Sellers’ interests in the Properties have been released.

(e) Buyer shall have received, to its reasonable satisfaction, all agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Sellers or any other party to Buyer prior to or in connection with the Closing.

(f) If Buyer has the right to terminate this Agreement under Section 4.7, Buyer shall have waived such right to terminate, but not Seller’s obligation to cure the related defects.

(g) Closing shall have occurred on or before February 28, 2014.

(h) Buyer shall have received financing on the terms provided for in the Buyer Financing.

7.4 Closing Obligations. At the Closing, the following shall occur:

(a) Sellers shall execute, acknowledge and deliver the Assignment to Buyer, as well as such certificates or other documents as are reasonably required to affect the transfer of the Properties to Buyer.

(b) Sellers shall deliver to Buyer exclusive possession of the Properties.

(c) Sellers and Buyer shall execute, acknowledge and deliver such transfer orders or letters in lieu thereof as Buyer may reasonably request, directing all purchasers of production to make payment of proceeds attributable to production from the Properties after the Effective Time to Buyer.

(d) To the extent all or a portion of the Purchase Price is paid in cash, Buyer shall tender the Adjusted Purchase Price to Sellers by wire transfer on the Closing Date.

(e) Sellers will provide Buyer with executed assignments of assignable contracts which relate to the Properties, if and to the extent that the terms of such contracts (if any) require that they be separately assigned.

(f) Sellers will have delivered or cause to be delivered evidence that all Liens securing unpaid indebtedness, including, without limitation, taxes, futures, hedges, swaps, collars, puts, calls, floors, caps, options, or other obligations existing of law or in contract, whether of record or not, have been released.

(g) An executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that each Seller is not a foreign person within the meaning of the Code.

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(h) Each Party shall deliver a certificate duly executed by an authorized officer of such Party if an entity, or by such Party otherwise, dated as of the Closing, certifying on behalf of such Party that the closing conditions with respect to such Party have been fulfilled.

(i) Each non-entity Seller shall deliver documentation, reasonable satisfactory to Buyer, certifying the authenticity of such Seller’s signature.

(j) Copies of all consents, waivers of preferential rights and releases of Liens encumbering the Properties.

7.5 Adjustments and Accounting. Any adjustments pursuant to this Article will be made in accordance with Section 7.5 and Section 7.6, utilizing estimates where necessary. In addition to the amounts set forth on Schedule 6.10, it is expressly understood and agreed that Sellers are responsible for and shall pay: (i) all direct costs and expenses chargeable to Sellers’ interests in the Properties for all periods of time prior to the Effective Time.

(a) Not later than February 26, 2014, Sellers will prepare and deliver to Buyer a statement in writing setting forth, in reasonable detail, Sellers’ good faith computation of the adjustments to the Purchase Price provided in Section 7.5 (the “Preliminary Purchase Price Adjustments”). Sellers shall furnish to Buyer copies of back-up and other supporting information that Sellers utilized in connection with its computation of the Preliminary Purchase Price Adjustments as Buyer shall reasonably request prior to Closing. At or prior to the Closing Date, the Parties shall agree upon the Preliminary Purchase Price Adjustments and execute a Closing settlement statement reflecting such agreed upon Preliminary Purchase Price Adjustments at Closing.

(b) Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

(i) the value of all Hydrocarbons, which have been produced and are merchantable, and are in storage and/or credited to the Properties as of the Effective Time, net of applicable production, severance and other similar taxes, and less an appropriate deduction based on industry practice for basic sediment, water and other non-merchantable liquids;

(ii) an amount equal to costs and expenses attributable to the Properties which are incurred after the Effective Time, but paid by Sellers; and

(iii) any other amount agreed upon in writing by Sellers and Buyer.

(c) Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

(i) the amount of all proceeds received by Sellers (net of applicable production, severance and other similar taxes) that are attributable to Hydrocarbons produced from the Properties on or after the Effective Time;

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(ii) Sellers’ share of all taxes, real property taxes, ad valorem taxes and similar obligations for the current year (“Taxes”) shall be prorated based on the Effective Time; any Taxes which are assessed with respect to a period which the Effective Time splits shall be prorated on the number of days in such period which fall on each side of the Effective Time (with the day on which the Effective Time falls being counted in the period after the Effective Time);

(iii) those amounts resulting from Title Defects and Environmental Defects, as provided in Article 4, including but not limited to the Title Defects and Environmental Defects identified and valued by Buyer in Section 4.5(b);

(iv) an amount equal to all costs and expenses attributable to the Properties which are incurred prior to the Effective Time but paid by Buyer; and

(v) any other amount agreed upon in writing by Sellers and Buyer.

7.6 Adjustments After the Closing. For those adjustments provided in Section 7.5 and not made at Closing, Sellers shall review the computation of the Preliminary Purchase Price Adjustments made as of the Closing and shall submit a final Closing settlement statement to Buyer no later than May 9, 2014. Buyer and Sellers shall, no later than May 16, 2014 (the “Post-Closing Date”) agree to any adjustments. Buyer and Sellers hereby agree that any payment due Buyer or Sellers will be made within three (3) Business Days from the date of said agreement in this Section 7.6. In addition, Buyer shall pay to Sellers within three (3) Business Days after the Post-Closing Date an amount equal to any downward adjustment for Title Defects identified pursuant to Section 7.5(d)(iii) which have been cured by Sellers prior to the Post-Closing Date.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement and the transactions contemplated may be terminated in the following instances:

(a) by the mutual written agreement of Buyer and Sellers;

(b) by either Buyer or Sellers, if there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non-appealable;

(c) by Sellers or Buyer in accordance with Section 4.7;

(d) by Buyer, if the conditions set forth in Section 7.3 are not satisfied in all material respects or waived prior to the Closing Date; and

(e) by Sellers, if the conditions set forth in Section 7.2 are not satisfied in all material respects or waived prior to the Closing Date.

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8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by Sellers, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article 8, and in Section 6.7, Section 10.2, Article 11 and Section 12.14 shall survive the termination thereof.

ARTICLE 9

DISCLAIMER

Buyer stipulates that Buyer is experienced in the ownership and operation of properties similar to the Properties and that Buyer, prior to the Effective Time, has thoroughly inspected and examined the Properties to the extent deemed necessary by Buyer in order to enable Buyer to evaluate the condition of the Properties and all other aspects of the Properties (including the environmental condition of the Properties), and Buyer stipulates that Buyer is relying solely upon its own (or its representative’s) inspection, examination and evaluation of the Properties and not upon any statements (oral or written) which may have been made or (purportedly made) by Sellers or any of its representatives except for the representations and warranties set forth in Section 5.1 and the certificates delivered at Closing. As a material part of the consideration for this Assignment, and a material inducement to Sellers to consummate the assignment of the Properties set forth herein, Buyer accepts the Properties in their present condition “AS IS, WHERE IS” AND “WITH ALL FAULTS”, AND SELLERS MAKE NO, AND DISCLAIM ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, EXCEPT AS SET FORTH IN SECTION 5.1 AND THE CERTIFICATES DELIVERED AT CLOSING. Without limiting the generality of the foregoing and the exceptions set forth in the preceding sentence, Sellers make no representation or warranty as to (i) the amount, value, quality, quantity, volume or deliverability of any oil, gas or other minerals or reserves in, under or attributable to the Properties; (ii) the physical, operating, regulatory compliance, safety or environmental condition of the Properties; (iii) any geological, engineering or other interpretations of economic valuation; (iv) the status of any payout accounts or (v) predictions as to when any event will or will not occur or is likely to occur. The items of personal property, equipment, improvements, fixtures and appurtenances conveyed as part of the Properties are sold “AS IS, WHERE IS” AND “WITH ALL FAULTS”, AND SELLERS MAKE NO, AND DISCLAIM ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE. Without limiting the generality of the foregoing and the exceptions set forth above, Sellers make no representation or warranty as to (i) merchantability; (ii) fitness for any particular purpose; (iii) conformity to models or samples of materials or, (iv) condition. Notwithstanding anything in this Article 9 to the contrary, this Article 9 shall not in any way limit Buyer’s rights under Section 4.4 and Section 4.5.

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ARTICLE 10

ASSUMPTIONS AND INDEMNIFICATION

10.1 ASSUMPTION AND INDEMNIFICATION; POTENTIAL THIRD PARTY LIABILITIES. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT: (i) EACH PARTY HERETO AGREES UPON THE OCCURRENCE OF CLOSING TO ASSUME, AND TIMELY PAY FOR AND PERFORM, ALL DUTIES AND OBLIGATIONS RELATED TO ITS RESPECTIVE INTERESTS IN THE LEASE, THE LANDS AND THE WELLS IN ACCORDANCE WITH THAT CERTAIN JOINT OPERATING AGREEMENT DATED MAY 1, 2008 ENTERED INTO BY AND BETWEEN HENRY RESOURCES LLC, AS OPERATOR AND NAWAB ENERGY PARTNERS, LP, ET AL, AS NON-OPERATORS; (ii) ON BEHALF OF ITSELF AND ALL OTHER SELLERS IDENTIFIED IN THIS AGREEMENT, HENRY PRODUCTION AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE BUYER AND BUYER’S RELATED ENTITIES AND AFFILIATES, AND THE DIRECTORS, OFFICERS, EMPLOYEES, CONSULTANTS AND AGENTS OF BUYER AND SUCH ENTITIES AND AFFILIATES (COLLECTIVELY, THE “BUYER GROUP”) FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, LIABILITIES, LOSSES, DAMAGES, COSTS OR EXPENSES (INCLUDING COURT COSTS AND ATTORNEYS’ FEES) OF ANY KIND OR CHARACTER ARISING OUT OF OR OTHERWISE RELATING TO SELLERS’ OWNERSHIP OR OPERATIONS OF THE PROPERTIES INSOFAR AND ONLY INSOFAR AS SUCH CLAIMS, ACTIONS, LIABILITIES, LOSSES, DAMAGES, COSTS OR EXPENSES (INCLUDING COURT COSTS AND ATTORNEYS’ FEES) ARISE FROM, RELATE TO OR ARE CONNECTED WITH EVENTS, ACTS OR OMISSIONS OCCURRING PRIOR TO THE CLOSING DATE AND BUYER AGREES TO LOOK SOLELY TO HENRY PRODUCTION FOR ALL SUCH INDEMNIFICATION (IT BEING UNDERSTOOD AND AGREED BY THE BUYER THAT THE INDEMNIFICATION PROVIDED ON BEHALF OF THE SELLERS IDENTIFIED IN THIS AGREEMENT BY HENRY PRODUCTION SHALL NOT APPLY TO OR BE FOR THE BENEFIT OR ON BEHALF OF ANY TAG PARTIES); (iii) WITH REGARD TO ITS INTEREST IN THE PROPERTIES, EACH SELLER INDIVIDUALLY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE BUYER GROUP FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, LIABILITIES, LOSSES, DAMAGES, COSTS OR EXPENSES (INCLUDING COURT COSTS AND ATTORNEYS’ FEES) OF ANY KIND OR CHARACTER ARISING OUT OF OR OTHERWISE RELATING TO SUCH SELLER’S OWN BREACH OF ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS CONTAINED HEREIN; AND (iv) BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS AND SELLERS’ RELATED ENTITIES AND AFFILIATES, AND THE DIRECTORS, OFFICERS, EMPLOYEES, CONSULTANTS AND AGENTS OF SELLERS AND SUCH ENTITIES AND AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, LIABILITIES, LOSSES, DAMAGES, COSTS OR EXPENSES (INCLUDING COURT COSTS AND ATTORNEYS’ FEES) OF ANY KIND OR CHARACTER ARISING OUT OF OR OTHERWISE RELATING TO THE BUYER’S OWNERSHIP OF THE PROPERTIES, INSOFAR AND ONLY INSOFAR AS SUCH CLAIMS, ACTIONS, LIABILITIES, LOSSES, DAMAGES, COSTS OR EXPENSES (INCLUDING COURT COSTS AND ATTORNEYS’ FEES) ARISE FROM, RELATE TO OR ARE CONNECTED WITH EVENTS, ACTS OR OMISSIONS OCCURRING AFTER THE EFFECTIVE TIME. BUYER SHALL NOT INDEMNIFY OR HOLD SELLERS HARMLESS FOR CLAIMS, COSTS, EXPENSES AND LIABILITIES INCURRED BY SELLERS WITH RESPECT TO THE SALE OF THE PROPERTIES TO BUYER, OR THE

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NEGOTIATIONS LEADING TO SUCH SALE, OR THOSE THAT RESULT FROM OR ARE ATTRIBUTABLE TO ANY REPRESENTATION OF SELLERS CONTAINED IN THIS AGREEMENT BEING UNTRUE OR A BREACH OF ANY WARRANTY OR COVENANT OF SELLERS CONTAINED IN THIS AGREEMENT.

10.2 LIMITATIONS ON DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OF ANY OTHER PARTY ARISING OUT OF OR RELATING TO, IN ANY MANNER, THIS AGREEMENT, THE TRANSACTION CONTEMPLATED HEREUNDER, OR THE PROPERTIES; PROVIDED, HOWEVER THAT THIS WAIVER SHALL NOT AFFECT OR RELEASE ANY CLAIMS OF THIRD PARTIES (BEING PERSONS, ENTITIES OR GOVERNMENTAL ENTITIES WHO ARE NOT THE BUYER AND NOT THE SELLERS) FOR WHICH A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER UNDER THIS AGREEMENT.

ARTICLE 11

ARBITRATION AND MEDIATION

If a dispute arises from or relates to this contract or the breach thereof, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. The parties further agree that if the dispute is not resolved by mediation to the satisfaction of the parties, or if the parties are unable to agree upon a mediator, in either case within 30 days after receipt of a demand for mediation, then any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Claims shall be heard by a single arbitrator, unless the claim amount exceeds $1,000,000, in which case the dispute shall be heard by a panel of three arbitrators. The Parties shall request that the American Arbitration Association provide a list of arbitrators who have had prior experience in oil and gas exploration and production and who shall function as independent and neutral arbitrator(s). Further, in selecting the arbitrator(s) from the list of arbitrators, the Parties agree to take into consideration the nature of the matter submitted for arbitration. (Thus, for example, a professional engineer should be selected to arbitrate issues which are primarily engineering in nature and an accountant who is a member of the Council of Petroleum Accountants Societies should be selected to arbitrate matters which are primarily accounting in nature.) The place of arbitration shall be Dallas County, Texas. The arbitration shall be governed by the Texas Arbitration Act and the laws of the State of Texas. The award shall be made within 12 months of the filing of the notice of intention to arbitrate, and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by the arbitrator(s) for good cause shown, or by mutual agreement of the parties. The arbitrator(s) shall award to the prevailing party, if any, as determined by the arbitrator(s), all of their costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees. The award of the arbitrator(s) shall be accompanied by a reasoned opinion.

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During the pendency of any arbitration, this contract is to remain in effect. Further, notwithstanding this arbitration provision, the Parties consent to the exclusive jurisdiction and venue of the state courts located in Midland County, Texas for the resolution of any claims for specific performance or interim injunctive relief as provided for in Section 12.15.

ARTICLE 12

MISCELLANEOUS

12.1 Notices. All notices required or permitted under this Agreement shall be in writing, and any notice hereunder shall be deemed to have been made when delivered whether by: (i) hand; (ii) overnight delivery service; (iii) facsimile; or (iv) first class certified mail, postage prepaid, with return receipt requested, to the address as set forth below. Either party may, by written notice deliver to the other, change the address to which notices shall be delivered.

For Sellers:	For Buyer:

Henry Resources LLC	Diamondback E&P LLC
3525 Andrews Highway	500 West Texas, Suite 1200
Midland, Texas 79703	Midland, Texas 79701
Fax: (432) 694-2999	Fax: (432) 221-7498

12.2 Entire Agreement. This instrument states the entire agreement between Buyer and Sellers and supersedes all other agreements, either written or oral, between Sellers and Buyer concerning the sale and purchase of the Properties. This Agreement may be supplemented, altered, amended, modified or revoked in writing only, signed by all of the parties, which shall not include any facsimile or e-mail, unless the parties expressly so agree in any such supplement, alteration, amendment, modification or revocations. No material representation, warranty, covenant, agreement, promise, inducement or statement, whether oral or written, has been made by Sellers or Buyer and relied upon by the other that is not set forth in this Agreement or in the instruments referred to herein, and neither Sellers nor Buyer shall be bound by or liable for any alleged representation, warranty, covenant, agreement, promise, inducement or statement not so set forth herein or therein.

12.3 Survival. Except as otherwise provided in the next succeeding sentence, all representations, warranties and covenants made herein by Buyer and Sellers shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made at that time and all such representations, warranties and covenants shall survive the Closing and delivery of the Assignment and any liability of Sellers (or any party claimed to be liable by, through or under Sellers) for damages, losses or costs alleged to arise from the breach, falsity, failure or violation of the representations and warranties under Article 5 shall be limited to the Purchase Price for the affected Property or Properties. Sellers’ representation and warranty that they have Defensible Title to the Properties shall not survive Sellers’ delivery of the Assignment to Buyer, after which Sellers’ warranty of title to the Properties shall be by, through and under Sellers, but not otherwise, as is provided in the Assignment.

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12.4 Assignability. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns; provided, however, neither Buyer or Sellers may, prior to the Closing, assign its rights or delegate its duties or obligations under this Agreement without the prior written consent of the other party. Notwithstanding the preceding, Buyer may assign its rights and obligations under this Agreement to an Affiliate of Buyer.

12.5 Publicity. Prior to Closing, neither Sellers nor Buyer shall issue any press release or make any announcement with respect to this Agreement, without the prior written consent of the other Party; provided, however, notwithstanding the foregoing, nothing contained in this Agreement shall prevent a Party from disclosing the terms or the existence of this Agreement to the extent such Party determines that such disclosure is required or advisable under any securities law or listing requirement of any securities exchange applicable to such Party or its respective Affiliates. To the extent of such disclosure, the disclosing Party shall provide the other Party with the opportunity to comment within a two Business Day period (or any shorter period as may be available under applicable law or requirement of any securities exchange) before the disclosure.

12.6 Further Assurance. After Closing each of the Parties shall execute, acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. However, Buyer shall assume all responsibility for notifying the purchaser of oil and gas production from the Properties, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the change of ownership of the Properties. Sellers shall take all actions reasonably necessary to effectuate the transfer of such payments to Buyer as of the Effective Time.

12.7 Destruction. For a period of three (3) years after the Closing Date (or for such longer period as may be required by law or governmental regulation), Sellers shall not intentionally destroy or give up possession of any original or final copy of the documents delivered by Sellers to Buyer hereunder without first offering Buyer the opportunity (by delivery of written notice to Buyer), at Buyer’s expense to obtain such original or final copy or a copy thereof.

12.8 Headings. The headings are for guidance only and shall have no significance in the interpretations of this Agreement.

12.9 Counterpart Execution. This Agreement may be executed by Buyer and Sellers in any number of counterparts, no one of which need be executed by all parties. Each of such counterparts shall be deemed an original instrument, and all counterparts shall together constitute but one and the same instrument. This agreement shall become operative when each party has executed at least one counterpart. The return of executed documents by facsimile or electronic transmission shall be effective between the parties and shall be followed by the return of executed originals.

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12.10 Severance. If any provision of this Agreement shall be determined void, illegal or unenforceable, all of the other provisions of this Agreement shall remain in full force and effect, and the provision or provisions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permitted by law.

12.11 Relationship of the Parties. This Agreement does not create and shall not be construed to create a partnership, association, joint venture or a fiduciary relationship of any kind or character between any parties to this Agreement and shall not be construed to impose any duty, obligation or liability arising from such a relationship by or with respect to any party to this Agreement.

12.12 No Third-Party Beneficiaries. Except as provided in Section 10.1, this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the parties hereto is entitled to rely on any representation, covenant or agreement contained herein.

12.13 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO CONFLICT OF LAWS.

12.14 Return of Information. If this Agreement is terminated pursuant to Section 8 of this Agreement, each Party will return all information furnished to it in connection with this Agreement by the other Party and all copies thereof upon request of such other Party and will delete all information from any re-usable material and promptly cease to use the information.

12.15 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity.

12.16 Express Negligence. The indemnification provided for in this Agreement shall be applicable whether or not the liabilities, losses, costs, expenses and damages in question arose or resulted solely or in part from the gross, sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of law of or by any indemnified Party. Buyer and Seller acknowledge that this statement complies with the express negligence rule and is conspicuous.

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EXECUTED this 15th day of February, 2014.

SELLERS:

HENRY RESOURCES LLC		HENRY PRODUCTION LLC

By:	/s/ Richard D. Campbell	By:	/s/ Richard D. Campbell
	Richard D. Campbell President		Richard D. Campbell President

DAVLIN LP by Davlin Management LLC, its general partner		HENRY TAW PRODUCTION LP, by Henry TAW Production Management LLC, its general partner

By:	/s/ J. David Henry	By:	/s/ Terry R. Creech
	J. David Henry Manager		Terry R. Creech Manager

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GOOD PROVIDENCE LP by Good Providence Management LLC, its general partner

By:	/s/ Gregory A. Berkhouse	/s/ William R. Fair
	Gregory A. Berkhouse Manager	WILLIAM R. FAIR

UTH INVESTMENTS LTD. by UTH Management, LLC, its general partner		PALOMA OIL & RANCH LP by Paloma Oil & Ranch Management LLC, its general partner

By:	/s/ Terry R. Creech	By:	/s/ David M. Bledsoe
	Terry R. Creech Member		David M. Bledsoe Manager

CHINATI OIL & RANCH LP by Chinati Oil & Ranch Management LLC, its general partner

By:	/s/ William B. Bledsoe	/s/ J. Craig Corbett
	William B. Bledsoe Manager	J. CRAIG CORBETT

BAMBANA RESOURCES LP by Bambana Investments LLC, its general partner		FC PERMIAN PROPERTIES INC.

By:	/s/ H. Wade Waddell	By:	/s/ Forrest B. Collier
	H. Wade Waddell Manager		Forrest B. Collier President

BUYER:

DIAMONDBACK E&P LLC

By:	/s/ Travis D. Stice
Travis D. Stice, President and Chief Executive Officer

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